MASTER BUSINESS MANAGEMENT AGREEMENT



                  AGREEMENT made this 3rd day of December, 1994, by Ivy Fund (the "Company") and Ivy Management, Inc. (the "Manager").

                  WHEREAS, the Company is an open-end investment company organized as a Massachusetts business trust and consists of one or more separate investment portfolios (the "Funds") as may be established and designated from time to time;

                  WHEREAS, the Company desires the services of the Manager as business manager with respect to such Funds as shall be designated in supplements to this Agreement as further agreed between the Company and the Manager; and

                  WHEREAS, the Company engages in the business of investing and reinvesting the assets of the Funds in the manner and in accordance with the investment objective and restrictions specified in the currently effective prospectus and statement of additional information (the "Prospectus") relating to the Funds included in the Company's Registration Statement, as amended from time to time, filed by the Company under the Investment Company Act of 1940 (the "1940 Act") and the Securities Act of 1933;

                  NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

                  1. Appointment. The Company hereby appoints the Manager to provide the business management services specified in this Agreement with regard to such Funds as shall be designated in supplements to this Agreement, and the Manager hereby accepts such appointment.

                  2. Business Management Services. (a) The Manager shall supervise the Funds' business and affairs and shall provide such services reasonably necessary for the operation of the Funds as are not provided by employees or other agents engaged by the Funds; provided, that the Manager shall not have any obligation to provide under this Agreement any direct or indirect services to the Funds' shareholders, any services related to the distribution of the Funds' shares, or any other services which are the subject of a separate agreement or arrangement between the Funds and the Manager. Subject to the foregoing, in providing business management services hereunder, the Manager shall, at its expense, (1) review the activities of each Fund's investment adviser to ensure that each Fund is operated in compliance with the Fund's investment objective and policies and with the 1940 Act; (2) coordinate with the Funds' Custodian and

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                  Transfer  Agent and monitor the  services  they provide to the
Funds; (3) coordinate with and monitor any other third parties furnishing services to the Funds; (4) provide the Fund with the necessary office space, telephones and other communications facilities as are adequate for the Funds'
needs;   (5)  provide  the   services  of   individuals   competent  to  perform
administrative and clerical functions which are not performed by employees or other agents engaged by the Funds or by the Manager acting in some other capacity pursuant to a separate agreement or arrangement with the Funds; (6) maintain or supervise the maintenance by third parties of such books and records of the Company as may be required by applicable Federal or state law; (7) authorize and permit the Manager's directors, officers and employees who may be elected or appointed as directors or officers of the Company to serve in such capacities; and (8) take such other action with respect to the Company, after approval by the Company, as may be required by applicable law, including without limitation the rules and regulations of the SEC and of state securities commissions and other regulatory agencies.

                           (b)      The Manager may retain third parties to
provide these services to the Company, at the Manager's own cost and expense. The Manager shall make periodic reports to the Company's Board of Directors on the performance of its obligations under this Agreement, other than services provided to the Company by third parties retained in accordance with the previous sentence.

                  3. Expenses of the Company. Except as provided in paragraph 2 or as provided in any separate agreement between the Funds and the Manager, the Company shall be responsible for all of its expenses and liabilities, including:
(1) the fees and expenses of the Company's Directors who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party ("Independent Directors"); (2) the salaries and expenses of any of the Company's officers or employees who are not affiliated with the Manager; (3) interest expenses; (4) taxes and governmental fees, including any original issue taxes or transfer taxes applicable to the sale or delivery of shares or certificates therefor; (5) brokerage commissions and other expenses incurred in acquiring or disposing of portfolio securities; (6) the expenses of registering and qualifying shares for sale with the SEC and with various state securities commissions; (7) accounting and legal costs; (8) insurance premiums; (9) fees and expenses of the Company's Custodian and Transfer Agent and any related services; (10) expenses of obtaining quotations of portfolio securities and of pricing shares; (11) expenses of maintaining the Company's legal existence and of shareholders' meetings; (12) expenses of preparation and distribution to existing shareholders of periodic reports, proxy materials and prospectuses; and
(13) fees and expenses of membership in industry organizations.

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                  4.  Standard of Care.  The Manager  shall give the Company the benefit of the Manager's best judgment and efforts in rendering business management services pursuant to paragraph 2 of this Agreement. As an inducement to the Manager's undertaking to render these services, the Company agrees that the Manager shall not be liable under this Agreement for any mistake in judgment or in any other event whatsoever except for lack of good faith, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Manager against any liability to the Company or its shareholders to which the Manager would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Manager's duties under this Agreement or by reason of the Manager's reckless disregard of its obligations and duties hereunder.

                  5. Fees. In consideration of the services to be rendered by the Manager pursuant to paragraph 2 of this Agreement, each Fund shall pay the Manager a monthly fee on the first business day of each month, based on the average daily value (as determined on each business day at the time set forth in the Prospectus of the Fund for determining net asset value per share) of the net assets of the Fund during the preceding month at the annual rates set forth in a supplement to this Agreement with respect to each Fund. If the fees payable to the Manager pursuant to this paragraph 5 begin to accrue before the end of any month or if this Agreement terminates before the end of any month, the fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion which the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating the monthly fees, the value of the net assets of a Fund shall be computed in the manner specified in the Fund's Prospectus for the computation of net asset value. For purposes of this Agreement, a "business day" is any day on which the New York Stock Exchange is open for trading.

                  6. Expense Limitation. If the aggregate expenses of every character incurred by, or allocated to, a Fund in any fiscal year, other than interest, taxes, distribution expenses, brokerage commissions and other portfolio transaction expenses, other expenditures which are capitalized in accordance with generally accepted accounting principles and any extraordinary expense (including, without limitation, litigation and indemnification expenses), but including the fees provided for in paragraph 5 of this Agreement and in any separate advisory agreement between the Fund and the Manager or any affiliate of the Manager ("includable expenses"), shall exceed the expense limitations applicable to the Fund imposed by state securities laws or regulations thereunder, as these limitations may be raised or lowered from time to time, the Manager shall pay to the

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                  Fund an amount equal to that excess.  With respect to portions of a fiscal year in which this Agreement shall be in effect, the foregoing limitations shall be prorated according to the proportion which that portion of the fiscal year bears to the full fiscal year. At the end of each month of the Company's fiscal year, the Manager will review the includable expenses accrued during that fiscal year to the end of the period and shall estimate the contemplated includable expenses for the balance of that fiscal year. If, as a result of that review and estimation, it appears likely that the includable expenses will exceed the limitations referred to in this paragraph 6 for a fiscal year with respect to a Fund, the Manager shall pay the Fund, subject to a later reimbursement to reflect actual expenses, an amount equal to a pro rata portion (prorated on the basis of remaining months of the fiscal year, including the month just ended) of the amount by which the includable expenses for the fiscal year (less an amount equal to the aggregate of actual reductions made pursuant to this provision with respect to prior months of the fiscal year) are expected to exceed the limitations provided in this paragraph 6. For the purposes of the foregoing, the value of the net assets of the Fund shall be computed in the manner specified in paragraph 5, and any payments required to be made by the Manager shall be made once a year promptly after the end of the Company's fiscal year.

                  7. Ownership of Records. All records required to be maintained and preserved by the Funds pursuant to the provisions or rules or regulations of the SEC under Section 31(a) of the 1940 Act and maintained and preserved by the Manager on behalf of the Funds are the property of the Funds and shall be surrendered by the Manager promptly on request by the Funds; provided, that the Manager may at its own expense make and retain copies of any such records.

                  8. Duration and Termination. (a) This Agreement shall become effective on the date of its execution, subject to prior shareholder approval thereof as required under the 1940 Act, and shall continue in effect for a period of two years from the date of its execution, provided, that the Agreement will continue in effect with respect to a Fund for more than two years only so long as the continuance is specifically approved at least annually (i) by the vote of a majority of the outstanding voting securities of that Fund (as defined in the 1940 Act) or by the Company's entire Board of Directors, and (ii) by the vote, cast in person at a meeting called for that purpose, of a majority of the Trust's Independent Directors.

                           (b)  This Agreement may be terminated with respect to
a Fund at any time, without the payment of any penalty, by a vote of a majority of the outstanding voting securities of that Fund (as defined in the 1940 Act) or by a vote of majority of the Company's entire Board of Directors on 60 days' written notice to

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                  the  Manager or by the Manager on 60 days'  written  notice to the Company. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

                  9. Services to Other Clients. Nothing herein contained shall limit the freedom of the Manager or any affiliated person of the Manager to render investment supervisory and administrative services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities.

                  10. Miscellaneous. (a) This Agreement shall be construed in accordance with the laws of the State of Florida, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

                           (b)      The captions in this Agreement are included
for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                            IVY FUND



                                            By:      /s/      MICHAEL C. LANDRY
                                                     TITLE:  President


                                            IVY MANAGEMENT, INC.



                                            By:      /s/      MICHAEL C. LANDRY
                                                     TITLE:  President